Exhibit 4.5

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED UNDER SECTION 12 OF THE EXCHANGE ACT

BigCommerce Holdings, Inc., a Delaware corporation, currently has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), our Series 1 common stock, par value $0.0001 per share (“Common Stock”). The following summary does not purport to be complete and is qualified in its entirety by reference to our Seventh Amended and Restated Certificate of Incorporation (our “charter”), our Second Amended and Restated Bylaws (our “bylaws”), and applicable provisions of law. We encourage you to read our charter, bylaws, and the applicable provisions of the Delaware General Corporation Law (the “DGCL”) for additional information.

Authorized Capital Stock

Our charter provides that we may issue up to 500,000,000 shares of Common Stock, 5,050,555 shares of Series 2 common stock, $0.0001 par value per share (“Series 2 common stock,” together with our Common Stock, the “common stock”), and 10,000,000 shares of preferred stock, par value $0.0001 per share (“preferred stock”).

Common Stock

Voting Rights

Holders of shares of our Common Stock are entitled to one vote for each share held of record on all matters on which stockholders are entitled to vote generally, including the election or removal of directors elected by our stockholders generally. The holders of our Common Stock do not have cumulative voting rights in the election of directors.

Dividends

Subject to preferences that may be applicable to any preferred stock outstanding at the time, holders of shares of our Common Stock are entitled to receive dividends ratably when, as and if declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends.

Liquidation Rights

Upon our liquidation, dissolution, or winding up and after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of shares of our Common Stock will be entitled to receive pro rata our remaining assets available for distribution.

Other Rights

Our Common Stock is not subject to further calls or assessments by us. Holders of shares of our Common Stock do not have preemptive, subscription, redemption, or conversion rights. There are no sinking fund provisions applicable to the Common Stock. The rights, powers, preferences, and privileges of our Common Stock would be subject to those of the holders of any shares of our preferred stock or any other series or class of stock we may authorize and issue in the future.

Listing

Our Common Stock is listed under the trading symbol “BIGC” on the Nasdaq Global Market (“Nasdaq”).

Transfer Agent and Registrar

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The transfer agent and registrar for our Common Stock is Equiniti Trust Company.

Series 2 common stock

Other than being non-voting, our Series 2 common stock has substantially the same rights and terms as our Common Stock. No shares of Series 2 common stock are outstanding, and we have no current plan to issue any shares of Series 2 common stock.

Anti-Takeover Effects of Certain Provisions of our Charter, Bylaws, and the DGCL

The following provisions of our charter, bylaws, and the DGCL may have an anti-takeover effect and may delay, deter, or prevent a merger or acquisition by means of a tender offer, a proxy contest, or other takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of common stock held by stockholders.

Authorized but unissued capital stock

The authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of Nasdaq.

Preferred Stock

Under our charter, without further stockholder action, our board of directors is authorized, subject to any limitations prescribed by applicable law, our charter, and Nasdaq, to provide for the issuance of shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof, and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding).

Classified board of directors

Our charter provides that our board of directors be divided into three classes, with the classes as nearly equal in number as possible and each class serving three-year staggered terms. Directors may only be removed from our board of directors for cause by the affirmative vote of at least 66 2⁄3% of the voting power of all of our then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class. In addition, our charter also provides that, subject to the rights granted to one or more series of preferred stock then outstanding, any newly created directorship on the board of directors that results from an increase in the number of directors and any vacancies on our board of directors will be filled only by the affirmative vote of a majority of the remaining directors, even if less than a quorum, or by a sole remaining director.

Business combinations

We have opted out of Section 203 of the DGCL, which prohibits a Delaware corporation from engaging in any “business combination” with any “interested stockholder” for a period of three years after the date that such stockholder became an interested stockholder, subject to certain exceptions; however, our charter contains similar provisions providing that we may not engage in certain business combinations with any interested stockholder for a three-year period following the time that the stockholder became an interested stockholder, unless:

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prior to such time, our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
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upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding certain shares; or

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at or subsequent to that time, the business combination is approved by our board of directors and by the affirmative vote of holders of at least 66 2/3% of our outstanding voting stock that is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of our outstanding voting stock. For purposes of this section only, “voting stock” has the meaning given to it in Section 203 of the DGCL.

Special stockholder meetings

Our charter provides that special meetings of our stockholders may be called at any time only by or at the direction of a majority of the total number of directors that we would have if there were no vacancies, the chairman of the board of directors, or our chief executive officer. Our bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting.

Advanced notice of director nominations and matters to be acted upon at meetings.

Our bylaws contain advance notice requirements for nominations for election of directors to our board of directors and for proposing matters that can be acted upon by stockholders at stockholder meetings.

Stockholder action by written consent

Our charter provides that action shall be taken by the stockholders only at annual or special meetings of stockholders and stockholders may not act by written consent.

Amendment of charter or bylaws

The DGCL provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our bylaws may be amended or repealed by a majority vote of our board of directors or by the affirmative vote of the holders of at least 66 2⁄3% of the votes which all our stockholders would be entitled to cast in any annual election of directors. In addition, the affirmative vote of the holders of at least 66 2⁄3% of the votes which all our stockholders would be entitled to cast in any election of directors is required to amend or repeal or to adopt any provisions inconsistent with any of the provisions of our certificate of incorporation described above.

Exclusive forum

Our charter provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware be the sole and exclusive forum for: (1) any derivative action or proceeding brought on behalf of our company, (2) any action asserting a claim of breach of fiduciary duty owed by any director (including any director serving as a member of the Executive Committee), officer, agent, or other employee or stockholder of our company to us or our stockholders, (3) any action asserting a claim arising pursuant to any provision of the DGCL, the charter or our bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (4) any action asserting a claim governed by the internal affairs doctrine, in each case subject to such Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. Our charter further provides that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolutions of any complaint asserting a cause of action arising under the Securities Act. The exclusive forum clauses described above shall not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Although we believe these provisions benefit us by providing increased consistency in the application of applicable law in the

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types of lawsuits to which they apply, the provisions may have the effect of discouraging lawsuits against our directors and officers.

Limitations of liability and indemnification

Our charter includes a provision that eliminates the personal liability of directors for monetary damages to the corporation or its stockholders for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL.

Our charter and bylaws generally provide that we must indemnify and advance expenses to our directors and officers to the fullest extent authorized by the DGCL. We also are expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for our directors, officers and certain employees for some liabilities.

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